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                                                                     EXHIBIT 11
                                 Lason, Inc.
                Computation of Consolidated Per Share Earnings
                   (In thousands, except per share amounts)



                                                     Year Ended December 31,
                                                    -------------------------
                                                        1996          1995
                                                    -----------    ----------
Net income                                               $3,731        $2,014
                                                    ===========    ==========
Primary and Fully Diluted
   weighted average common shares outstanding             5,815         5,000

Assumed exercise of stock options using
   the treasury stock method                                403           500

Common shares redeemed on October 15, 1996                  546           692

Weighted average common shares outstanding
  and common share equivalents for pimary           -----------    ----------
  and fully diluted earnings per share                    6,764         6,192
                                                    ===========    ==========

Earnings per share                                        $0.55         $0.33
                                                    ===========    ==========